As filed with the Securities and Exchange
Commission on June 28, 2002

Commission File Number 33-97698

      SECURITIES AND EXCHANGE COMMISSION
           Washington, D.C.  20549

                FORM SB-2
         REGISTRATION STATEMENT
    Under The Securities Act of 1933

      GLOBAL PACIFIC TELECOM, INC.
Formerly Global Pacific Enterprises, Inc.

Province of
British Columbia	                                          N/A
(State or other	    (Primary Standard Industrial   (I.R.S. Employer
jurisdictions	     Classification Code Number) Identification Number)
of incorporation
or organization

        426 Main Street, 2nd Floor
         Vancouver, B.C. V6A 2T4
         Telephone:  604-877-1338

(Address and telephone number of registrant's
      principal executive offices and
       principal place of business.)

               Jody M. Walker
           7841 South Garfield Way
          Littleton, Colorado 80122
           Telephone:  303-850-7637(Name, address
and telephone number of agent for service.)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box [ ]

     CALCULATION OF REGISTRATION FEE

Title of Each Class                                                  Amount of
Securities to be            Shares to be   Valuation   Aggregate   Registration
Registered                  Registered     Per Share    Valuation       Fee
Common Shares                10,000,000        .50    $5,000,000      $1,250.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

            GLOBAL PACIFIC TELECOM, INC.


                   $5,000,000


              10,000,000 Common Shares
             At $.50 per Common Share


         There is no minimum offering amount
             or minimum investment amount


The common shares are being offered on a self underwritten basis by Robin Y. Young, Alan Kwong.
Ben Choi and Sanda L. King, officers and directors of Global Pacific and selected broker/dealers.


No public market current exists for our securities.
We have not applied to be listed on any trading market or exchange.


An investment in our securities involves high risk.
Consider carefully the risk factors beginning on page 8 in the prospectus.

                               Per
                            Common Share          Total
Public Price                 $ .50           $5,000,000
Proceeds to Global Pacific   $ .50           $5,000,000

Up to a 10% commissions will only be paid if a registered broker-dealer sells our common shares.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Date:  June 28, 2002

               Table of Contents

Summary of the Offering                                          6
Risk Factors                                                     8
   - We have not conducted any significant operations to date
   - We do not currently have sufficient capital to meet our
        financial needs
   - Inability to successfully develop marketing
   - Failure to enter into strategic partnerships
   - We will be substantially dependant on third parties
   - Our inability to protect future proprietary education
        products
   - We may be liable for any failure to protect the customers'
        private information given on the Internet
   - Our senior management's limited experience
   - Political uncertainty in China may affect
   - The current Chinese government or local governments may not allow us to create strategic alliances
   - The Chinese government may, in the future, nationalize
        private industries
   - International political situations may result in an inability to do business in China
   - The Chinese economy may result in the inability of the
        Chinese to afford our education programs
   - The infantile state of Chinese legal system
   - Our ability to achieve profitable operations may be
        negatively affected by the monetary exchange rate with
        China
   - If we cannot establish and maintain brand recognition of
        33online.com
   - You will experience immediate dilution
   - If our securities have no active trading market
   - There is no minimum offering amount
Forward Looking Statements                                       5
Global Pacific                                                   6
Use of Proceeds                                                  7
Dilution                                                         8
Plan of Operation                                                9
Determination of Offering Price                                 10
Plan of Distribution                                            10
Management                                                      10
Principal Shareholders                                          11
Indemnification                                                 11
Certain Transactions                                            12
Description of Securities                                       12
Legal Matters                                                   13
Reports                                                         13
Financial Statements                                            14

              Summary Of The Offering

Corporate History   Global Pacific was incorporated
November 24, 1994 in the Province of British
Columbia.   Pursuant to our Articles of
Incorporation, Global Pacific has the authority to issue an aggregate of 100,000,000 common shares, no par value.

Our executive offices of approximately 600 square
feet are located at 426 Main Street, 2nd Floor,
Vancouver, B.C., V6A 2T4.   We have a fully paid
sublease for these premises through July 31, 2002.

Operations.   Global Pacific had intended to engage
in the real estate and high technology development and business management industries in China and other countries yet to be determined. The real estate and business management opportunities have not developed as anticipated.

We intend to focus our business activities in distance and online learning and to establish online and/or onsite infrastructure that will deliver education to targeted worldwide market.

We will deliver courses ranging from language training to credit courses qualified for professional diplomas and university degrees. All courses are designed to be delivered both online and in-class.

Outstanding
   Securities          7,828,168 common shares

The Offering           Up to a maximum of
                       10,000,000 common shares

Offering termination   December 31, 2003

Arbitrary Offering Price.   The aggregate offering
price and number of the common shares to be offered were arbitrarily determined by Global Pacific.

Plan of Distribution.   Our officers and directors
are offering the common shares on a self-
underwritten basis.   If a selected broker/dealer
sells any common shares, customary standard commissions will be paid.

No Minimum Offering Amount or Escrow Account.
There is no minimum offering amount or escrow
account.   Proceeds from the offering will be
immediately deposited into the operating account of Global Pacific.

Public Market    There is no active public market
for the common shares.

Use of Proceeds   The proceeds from this offering
will be used for
   -   Course and program development ($80,000),
   -   Website and delivery system development,
         ($50,000)
   -   US Securities filing and
         registration,($60,000)
   -   Officer stall ($350,000)
   -   Detail local market research
         and marketing plan,($100,000)
   -   Construction and fitting of training
         equipment ($120,000
   -   Hiring local staff ($80,000)
   -   Marketing/promotion ($300,000)
   -   Equipment leasing and communication
         ($100,000)
   -   Teleconference/video conference equipment
         ($800,000
   -   Library setup ($180,000)
   -   Feasibility study of college campus
         ($10,000)
   -   Development plans for college campus
         ($50,000)
   -   Lease contract for centers ($100,000)
   -   Leasing and setup cost for college campus
         ($50,000)
   -   First stage of construction of college
         campus $1,000,000
   -   First stage of land acquisition ($580,000)

Global Pacific will use the net proceeds of the offering over the next twelve months.

No commitment to purchase common shares.   No
commitment by anyone exists to purchase any of the common shares we are offering.

               Risk Factors

	1.   We have not conducted any significant
operations to date and have not generated any
revenues.   You may lose your entire investment.

Since our incorporation, our activities have been
principally devoted to positioning ourselves to
achieve our business objectives.  We have had no
material operating revenue to date and expect to
incur losses and administrative expenses until we
begin the sales of our products or we receive
revenues from any of our proposed operations.   We
have an operating loss of ($8,360) for the five
months ended March 31, 2002.    If we cannot
generate revenues, you may lose your entire investment.

2.   We do not currently have sufficient capital to
meet our financial needs for the next twelve
months.    You may lose your entire investment.

	Although we will only need minimal of capital to
complete our business plan, we do not currently
have sufficient capital to meet our financial needs
for the next twelve months.  If we do not raise
even minimal funds, our officers and directors have
verbally agreed to provide the funds necessary to
maintain operations, not to exceed $20,000.   If
operations require more than $20,000, we may not be able to continue operations.

3. Inability to successfully develop marketing, brand development and sales on an international basis will have significant negative effect on our operations.

To be successful, Global Pacific will have to develop marketing, brand development and sales on a country by country basis. There is no guarantee that Global Pacific will be successful in managing such a complex strategy of marketing and sales or that Global Pacific will be able to do so soon enough to be successful.

4. Failure to enter into strategic partnerships will result in an inability to perform operations overseas.

To be successful, Global Pacific plans on entering
into strategic partnerships with other local,
national and international businesses to help in a
focused marketing and product development effort
and to provide operational support, especially at
the local level.   In particular, in order to
develop customers for English language based courses, initially in China, but also in other non-
English speaking countries, local partners will need to be found to provide English language training and support. In addition, local Internet service providers will need to be found to assist with local promotion and support.

Global Pacific cannot guarantee that it will be able to find strategic partners who will be available and who are suitable for Global Pacific's needs, or if enough strategic partners can be found to market Global Pacific's products and services and support its operations.

5. We will be substantially dependant on third parties and may not ever achieve successful operations.

Global Pacific is in an early stage of development and has yet to establish substantial internal management, personnel and other resources. Global
Pacific depends substantially upon third parties for several critical elements of its business including, among others, promotion and marketing, technology and infrastructure development and educational product preparation and distribution activities. Although Global Pacific intends to develop internal expertise and staff, Global
Pacific expects that it will be dependent upon third-party expertise and assistance for the foreseeable future. There is no assurance that Global Pacific's representatives will achieve
Global Pacific's objectives.

6. Our inability to protect future proprietary education products and software may have a substantial negative effect on achieving successful operations.

Over time, Global Pacific intends to develop proprietary educational products and possibly software to give its programs and web site unique characteristics and capabilities that will attract and serve both consumers and vendors of educational services and products. Global Pacific's success will depend upon its ability to maintain the trade secrecy of its intellectual property, including any unique programming code it may develop, as well maintain and enforce its copyrights, trademarks and service marks, in both the United States and other countries.

Global Pacific will rely on a combination of common law, copyright and trademark law, and nondisclosure agreements to establish and protect its proprietary rights in its products and services. Others might successfully challenge these protections, however.

7.   We may be liable for any failure to protect
the customers' private information given on the
Internet.   Legal and other related costs could
negatively affect our profitability and you could lose your entire investment.

We will require private information from our
customers over the Internet.   We cannot assure
you that we will be successful in protecting that
information.   We will incur legal costs and other
related costs in defending ourselves against any
liability for the failure to protect this type of
information.   You could lose your entire
investment.

8. Our senior management's limited experience in electronic commerce and education may hamper our ability to achieve successful operations.

While Global Pacific's management brings a wide
variety of experiences in successfully
establishing and growing other companies, none
have had direct experience in developing an
Internet based, international education program
with a new electronic commerce entrant.   We may
never achieve successful operations.

9. Political uncertainty in China may affect our ability to commence or maintain operations.

Currently, China's political structure remains stable. However, there can be no assurance this will continue to be the situation. Serious and open criticism of the Communist Party and its national or international policies is not welcome and individuals doing so may be detained for questioning. It is difficult, therefore, to accurately assess the long-term stability of the country. There can be no assurance that political upheaval will not occur at a later date and negatively affect the project and that political upheaval will not materially impact the operations of Global Pacific.

The recent Asian financial crisis that occurred in early 1998, although having a lesser effect on China, does seem to be having a detrimental effect and in some sectors, the China economy has seen significant slowing and even contraction.
Although the general economy appears fairly stable, there is no assurance that this present situation will not worsen and that China will not experience severe financial crisis.

10.   The current Chinese government or local
governments may not allow us to create strategic alliances.

Global Pacific's initial operations will be focused
on China.  Therefore, Global Pacific's success will
depend upon it being able to operate successfully
under the laws and regulations of China and its
local governments.    There is no guarantee that
the Chinese government or local governments will allow Global Pacific to operate as planned or develop the local partnerships as needed in order to implement Global Pacific's Business Plan in
China.

11.   The Chinese government may, in the future,
nationalize private industries.    Our future
operations may not be successful.

The Chinese Government may, in the future,
nationalize private industries.    If this occurs
after we have developed our physical facilities in China, we may lose all control and ownership.

12. International political situations may result in an inability to do business in China.

There is a risk that the international arena of
politics may change or a situation could arise
(such as human rights violations, etc.) where the
United States and Canada may boycott, place a trade
embargo or prevent their nationals from investing
into China.   Additionally, there can be no
assurance that if foreign policies changed or relationships became strained, China will not retaliate by nationalizing all foreign investments, by preventing foreign profits from the leaving the country or by disallowing further investment into China.

13.   The Chinese economy may result in the
inability of the Chinese to afford our education programs.

The Chinese economy is affected by the poor
economic climate.   The extent to which specific
areas are affected will depend on the affluence of
the various local industries and working units, and
the residents of theses areas and the general
availability of and demand for basic goods and
services to these areas.   There is no assurance
that China generally, or the areas within China where Global Pacific seeks to operate, will not suffer economic reversals that will make it impossible for a sufficient number of people to pay for the educational programs Global Pacific plans to provide at prices that make the programs financially viable.

14. The infantile stage of Chinese legal system may result in prolonged or futile litigation if an issue arises.

The legal system in China is not as complete as
that of more developed countries. There may be many
gray areas or areas which have not been addressed
adequately in the protection of foreign investors
and their interests.   Because the legal system is
still in its infantile stage pertaining to and involving international trade, investments, intellectual property, foreigners, problems arising out of joint ventures, etc., there is the risk that litigation involving these issues may take a long period of time to resolve, if at all.

The risk is further magnified because such
litigation would be between a private foreign
corporation or individuals and local citizens or
entities or official agents of the Chinese
government.   While Global Pacific has limited
financial resources, the other party, especially the Chinese government, may have an abundance of funds to continue the legal proceedings.

15. Our ability to achieve profitable operations may be negatively affected by the monetary exchange rate with China.

Although Global Pacific plans to charge for most of its programs in US Dollars via charge card or other mechanism, that may not be possible at all times or in all situations. Especially during start up operations in a country, local currencies may need to be accepted. There is a risk that the local currency will depreciate in value as it is being converted into foreign currencies or that it may not be convertible at all.

In China, foreign exchange centers are run by both
the government and by government approved
organizations in most major cities.   The charge by
the government ranges from 2% to 5%.   There can be
no assurance that a certain exchange rate will
remain stable for any period of time or that the
fees for foreign currency exchange will remain at
current prices.   Additionally, the fact that the
People's Bank of China, not market forces, establishes the exchange rate at which local currency can be exchanged into foreign currencies, could have a negative effect on the ability of Global Pacific to sell its educational programs in China or to remit the proceeds of such sales to the United States or Canada.

	16.   If we cannot establish and maintain brand
recognition of 33online.com, we will not be able to
successfully conduct our operations.   You could
lose your entire investment.

	Based on in-house research, we believe that
establishing and maintaining the 33online.com brand
is a critical aspect of our efforts to attract and
expand our audience.   Our financial condition and
operating results will suffer if we cannot obtain
brand recognition.    Based on in-house research,
we believe brand recognition will become more important due to the growing number of Internet sites and the relatively low barriers to entry.
If we cannot establish and maintain brand recognition, our operations will be negatively effected and you could lose your entire investment.

18. You will experience immediate dilution of at least of $.23 or 46% of your investment if we raise the entire offering amount.

Immediately after the offering, if we raise the entire amount, the book value per common share will be $.23 or 46% less than the offering price.

19. If our securities have no active trading market, you may not be able to sell your common shares preferred easily.

We do not have an active public market for our securities, nor can we assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

               Forward-Looking Statements

The statements contained in this prospectus that
are not historical fact are forward-looking
statements which can be identified by the use of
forward-looking terminology such as "believes,"
"expects," "may," "will," "should," or
"anticipates" or the negative thereof or other
variations thereon or comparable terminology, or by
discussions of strategy that involve risks and
uncertainties.   We have made the forward-looking
statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are effected by significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Global Pacific, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Global Pacific, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

               Global Pacific

Global Pacific was incorporated in the Province of
British Columbia on November 24, 1994 under the
name of Global Pacific Enterprises, Inc.   On March
7, 2000, the name was changed to Global Pacific
Telecom, Inc. to reflect the change in its business plan from real estate development to online education delivery.

Ekodin Joint Venture Agreement.   Global Pacific
entered into a Joint Venture Agreement on July 10,
2001 with Ekodin, an arm's length corporation
registered in the Province of Guangdong, China, for
the purpose of conducting a summer camp or
cybercamp in 2001 at which Chinese students learn
English using the internet resources of the
company.  Under the terms of that agreement, Ekodin
was responsible for the expenses of establishing
and operating the cybercamps and the company was
contributing the use of its training center license
for use during the session.   Global Pacific was
also required to advance good faith money of $2,548 to Ekodin of which only $637 has been paid to date.

In return for its participation in the venture, Global Pacific was to be entitled to 10% of all gross profit net of applicable taxes from all cybercamps in 2001. If the cybercamps advanced to the stage of revenue-generating within 3 months of the signing of the agreement, Ekodin was to receive 2,000,000 common shares of Global Pacific which are to be registered with the SEC. Ekodin has reported that the cybercamp did in fact reach the stage of revenue-generating but failed to make any profits.

The 2,000,000 shares have not been issued or recognized as an amount owing as management is of the opinion that there were material misrepresentations made when the agreement was signed. Global Pacific is currently in negotiations with Ekodin with respect to this matter and the possibility of conducting additional cybercamps in 2002.

Interim Share Exchange Agreement.   In November
2001, Global Pacific entered into an Interim Share
Exchange Agreement with Pei Pei English Marketing
Co. Ltd., a company controlled by the Government of Inner Mongolia, China. PPE is in the business of selling English language training tapes to Chinese students in several Chinese cities. The intent of the agreement is for the company to work with PPE and supply its internet resources as well as the resources of Crown College, an accredited
North American college.

	If Global Pacific is successful in getting its shares publicly traded and other conditions are met, the parties will enter into a formal agreement whereby Global Pacific will acquire a 55% interest in PPE in exchange for common shares being issued with a market value of $1,600,000 and an equivalent amount of warrants enabling PPE to acquire common shares at a 20% discount to their then market value.

Services
Global Pacific Telecom will deliver courses ranging from language training to credit courses qualified for professional diplomas and university degrees using the Internet and on-site learning centers.

Distribution Channel
Products will be delivered initially through a
proprietary web site: 33online.com.   This channel
will also facilitate communication between members
of the 33online community, students and the alumni
of the online programs. It will also provide
Internet based services such as web hosting, e-
mailboxes, and business online, through regional
partners and associates.   Courses are designed and
delivered both online and on site at yet to be established learning centers.

Internet
The Internet can facilitate communication, trade, and exchange of information between users with unprecedented speed. The global reach of the Internet acts as a catalyst for the rapid globalization of commerce and networks.
International Data Corporation estimates that the number of Web users will grow from approximately
150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003.

Online Education
Information and communication technologies are
providing efficient and effective tools for
information distribution.   Management believes the
Internet is the primary space for rapid and broad
base communication.   It provides the platform for
online education that did not exist a few years ago.

Global Pacific is developing a global online educational system from which students will have the opportunity to develop their skills, communicate with their peers and exchange ideas.

Global Pacific will create a network where foreign universities can affiliate with accredited North
American learning institutions to grant diplomas and degrees. The objective is to provide students from anywhere in the world the opportunity to obtain a diploma or degree from a North American institution, or other institution from other countries in the future.

As an online service, the programs can be offered
to targeted countries.   Each program can be
designed specifically to meet local market demands.
The first target market will be China.

The education component will initially provide basic courses to build public awareness and establish a web presence as an education portal.
The basic courses will expand to include diploma and certificate courses. At the same time, 33online will negotiate with universities and colleges to develop degree courses to be delivered online.
Students records and transcripts will be available online also.

Community
To support the online programs 33online.com will establish a community network within the website.
This community will provide basic services to its members such as a chat room, bulletin boards, email, entertainment, etc. These services will be provided by 33online's ISP partners or associates.

The community network will provide a venue for alumni of the education programs and other members to exchange information and knowledge. It will be a bulletin board for job posting, trading and information exchange. The network will also be the primary marketing site for education online with previews of programs, course catalogs and testimonials from graduates.
Programs

Global Pacific Telecom will develop a series of courses and programs designed for online delivery.
These programs will specially designed for specific geographic and demographic markets.

The demographic profiles of the potential clients of online education are:

   -   Youth - Post Secondary career extension
          courses,
   - Youth/mid-career - Career enhancement and degree professional courses.
   - All ages - Personal skills and courses of interests.

Programs and products will be market driven by regional needs and demands.

Revenue Sources
Revenue will come from three basic sources.

Primary Revenue - The primary revenue will be from tuition and fees for courses and programs.

Secondary Revenue - The second source of revenue will come from the sales of ancillary products such as course material, stationary supplies, and computer hardware and software for students use.

Other related revenue may include fees for tutorial and course assistance services.

Tertiary Revenue - The third source of revenue will come from membership fees to the community and other online services. From the website, revenue will also come from selling advertising in the form of banner ads and active links.

Other revenue includes income from operations of Crown College in the United States once it has been acquired by Global Pacific Telecom.

Strategic Partners
Global Pacific will form alliances with key
education institutions in the local markets and in
North America and target market to develop products
and distribution network. The objective is to
create an education network where products can be
designed through collaboration between local
institutions and North American Universities. This
will result in programs tailored for regional
markets.   Global Pacific Telecom will continue to
work and negotiate with institutions
internationally to expand the network of educators and deliver broader scope of courses.

Market

First target Region - China
China's economic growth has been attracting foreign investments over the past twenty years. But it was not until the passing of the Deng era to the new reformers that the Chinese economy attracted a broader scope of investors. As the Chinese economy become more open and modern, investment opportunity will increase. The joining of the World Trade
Organization will signify a new and more transparent economy that will bring more prosperity and opportunities.

Management believes this prosperity will bring
about a higher recognition of the value of
education and the need for general improvement of
skills for the Chinese work force.   While only a
small percentage of students attend university today, the pent up demand for higher education will create a phenomenal market for education services.
The cost of the traditional education delivery system creates a price barrier to a large portion of population. Management believes online learning will open up a new and large market potential due to its lower delivery cost thus providing an affordable alternative.

Education in China
Every year, China spends $1 billion sending students to universities in North America and Europe. According to research from Chinanew.com, Chinese students are currently paying approximately

   -   $8,000/yr for a university degree abroad;
   -   $3,000/yr for technical training; and
   -   $5,000/yr for diploma courses.

Of the 4 million students who graduate from secondary school in China each year, only 1 million go on to pursue post-secondary education. The remaining 3 million are denied further education due to competition and affordability factors.

An article published in the July 17, 2000 issue of the Singtao Newspaper reported foreign universities from New Zealand, France and Malaysia established learning centres in joint ventures with local
Shanghai schools. These centres charge a standard tuition fee of 250,000 RMB ($30,000) for a four year university degree program. The first two years paid according to private college standard and the balance two years paid according to studying abroad standard.

From China: Facts & Figures 1997: By the end of
1996, there were 1,032 general universities, 22 less than in the previous year, 1,138 institutions of adult higher education, a decrease of 18 over the previous year. In 1996, institutions of higher learning took 966,000 new undergraduate students, or 40,000 more than that in the previous year, and the total number of enrolled undergraduate students was 3.02 million. In 1996, institutions of adult higher education took in 945,000 new students, including 80,000 enrolled in TV courses, an increase of 32,000 over the previous year, thus making their students enrolment at 2.656 million
(including 187,000 in TV courses. The enrolment of new graduate students was 59,000 people, an increase of 8,345 over that in the previous year, and the total number of students taking graduate courses was 162,000, or an increase of 17,000 people. Progress in enrolment was also seen at the primary and secondary school level where, in 1996 there were 50.48 million students in junior secondary schools, with an enrolment rate of 82.4%, up 4% over the previous year. There were 136.15 million pupils in primary schools. The enrolment rate of primary school-age children was 98.8%, up
..3% from the previous year.

China's "one child" policy has increased pressure on parents to invest in education. Furthermore, the first group of children from this policy is due to enter college or university in the next couple of years. The national government recognizes this problem and is looking for solutions to provide education to these students.

Management is of the opinion that online education
will offer an affordable alternative to the
traditional classroom.  It overcomes the economic
and practical limitations of physical classrooms,
labs and libraries. Working at their own pace,
students can earn degrees and diplomas from
accredited learning institutions in North America,
Europe, and Asia.    Online enrollment will create
significant revenue for the company from tuition, as well as from ancillary components like advertising and the sale of materials.

Online education would take advantage of an education market where needs and demands are growing and currently limited in supply. A growing number of institutions are now taking on the challenge by educating the educators in the new technologies and methodologies by offering certificates and degrees in online education.

These institutions are positioning themselves in the leadership role of online education.

Online education would open up a new and
potentially large market by providing for enrolment
not restricted by space and time, thus providing
great flexibility for the student and the education
provider.    One of the most significant advantages
of online education is the potential cost effectiveness for students and the profitability for the online education provider. However, given the current level of China's communication infrastructure and the ownership of home computers, some form of physical presence will be required in the initial phase of online education delivery.

IT Readiness
The Internet market in China has been growing rapidly due primarily to increased access to telecommunications services and declining personal computer prices. International Data Corp. estimated that China would have 13.6 million users at the end of 2000 and forecasts that China's internet will grow at a compound rate of 54% per year to 52 million users by the year 2003. The actual figure for 2000 has exceeded the estimate. Nearly 80% of Internet subscribers in China are under the age of
30. Seven years ago, China had no significant amount of Internet users.

The strong Internet growth in China is expected to contribute to several factors. Relatively low personal computer penetration rate in China, currently around 2%, offer significant growth potential for the Internet market. Declining personal computer prices and the increased availability of lower cost internet access alternatives, such as Web TV, should further internet access. In addition, online usage charges are expected to fall in China, which should increase Internet penetration and usage.

Chinese telecommunications carriers have made significant investment in Internet and telecommunications infrastructures using advanced technology. The Internet and telecommunications markets in China have become increasingly competitive as the Chinese government has taken measures to deregulate the telecommunications industry and introduce competition.

Since 1986, China has been engaged in negotiations with its major trading partners to gain entry into the WTO. In November 1999, China and the United
States reached an agreement that is expected to pave the way for eventual entry into the WTO in 2002. Pursuant to this bilateral agreement, China has agreed, among other things, to allow up to approximately 50% foreign equity participation in common enterprises in the telecommunications industry within two years of access to the WTO.
China has also agreed that foreign participation in Internet services will be allowed to increase at the same rate as other key telecommunication services. If China's efforts in gaining entry into the WTO are successful, it is likely to introduce competition from foreign Internet telecommunications services providers. Increased competition will force service providers to accelerate their investments in infrastructure and customer care in order to differentiate themselves and remain competitive.

Approximate Current Market Price

Prices for online learning at local business colleges are between U.S.$500 and U.S.$1000 per course. The type of course and the method of delivery will determine the market price of the courses. Initial research indicates basic non-degree/diploma courses ranges between 750 to 850
RMB. More detailed market research in targeted market regions will be needed to establish the value to price point range for the courses in those regions.

Global Pacific plans to price the online education
at around U.S.$300 per course because of the number
of smaller competitors.   Reseller channels would
get a maximum pricing discount of approximately
U.S.$60 per course. Local Web hosting companies offer a starting list price of approximately
CAD$200 for the basic web page design with a 15% discount rate based on multiple purchase scenarios.
For corporate web design and hosting services, Global Pacific will offer free automatic web page design and U.S.$50 per month after the user has passed the first two month trial period and used over 3 mb space.

Implementation

Primary Investments

The primary investments are:
-   Online deliver software and hardware, and
-   Education programs and course works.

Global Pacific is currently investing in developing the software to host and deliver the education programs. This software is designed to manage the interface and the back office functions of the education services.

The components include:
   -   Database,
   -   program delivery/management,
   -   website, mail/communications,
   -   revenue collection,
   -   student interface, etc.

The software will be ready for in-house testing by the end of August 2002 and ready for beta launch by the end of October 2002.

Global Pacific has negotiated an agreement to purchase a Vancouver company that currently provides hosting service in the local area. Global
Pacific currently has hardware infrastructure to deliver its services and it will form the platform for a new server infrastructure for the education service.

Partnering
Crown College
Global Pacific had negotiated a purchase agreement, which has since lapsed, with Crown
College from the State of Washington to develop the programs and the courses. Crown has been an accredited education institution for over 30 years by the Accrediting Commission of Career Schools and Colleges of Technology, and is approved to confer degrees in the State of Washington. It is currently in the process of changing its name to Crown University. Currently, the principal of Crown College is a member of the board of directors of Global Pacific. Global Pacific has been in continuous preliminary negotiations of potential merger with Crown College.

Crown College has substantial experience in distance education as well as online delivery of education programs. They will play a critical role in the design and delivery of the education content. It will provide the expertise in education and degree program planning, course planning, as well as delivery methods. Crown will also assist in managing and marketing the programs.

Ecomcities
Ecomcities (ecomcities.com) is an Internet application Service Provider. Global Pacific
Telecom has acquired 100% of Ecomcities, which secured their expertise in website technologies, Internet server applications and hardware.
Ecomcities will setup the first and subsequent servers, and develop the software and interface for online education. They will provide system management and technical support for the Global
Pacific Telecom network.

Course Development
Course development will be phased in with different levels directed at the various segments of the client profiles. Phasing of each program development will be based on the complexity and the amount of regulatory requirements. Individual non-certificate courses can be developed and delivered first. Certificate and diploma courses for career and vocation training will follow closely. These programs require more co-ordination and choice for the clients therefore more complex.
-   Phase 1 - Personal development courses,
-   Phase 2 - Career and vocation training
       programs,
-   Phase 3 - Degree programs.

The degree program is the most complex. It requires substantial investment in program development and marketing. Global Pacific will negotiate with certified degree granting institutions to use the Global Pacific's infrastructure to deliver their programs.

Instruction and course works will be adopted for online delivery and examination. Tutorials and course aides will also be delivered online.
Global Pacific Telecom will develop the courses required to launch its baccalaureate program in computer science (BSc-Computer Science) for launch early 2001 and business administration (BSc-
Business Administration) for launch in mid 2001.
These programs will require 30 semester-credits for the first year. Global Pacific will allocate resources to develop a minimum of 30 semester-credits of courses per year to maintain a fresh and innovative curriculum.

Marketing

Products
The primary products are the education units or course. These units are designed for specific clientele and programs.

Product Position
The long-term position of the course and the degree program is targeted to the mid and upper middle class. This is a growing segment in most emerging markets. This group has high propensity to move up social-economically and is generally prepared to pay for education and personal improvement. More importantly, with growing wealth, this group has the ability to pay. The course work and interface will be designed to be upscale with prices targeting this socio-economic group. The lower socio-economic group is less likely to be interested and is less likely to be able to pay for such services. The high socio-economic group will likely get their education abroad.

Programs
As described above, there are three types of programs. They are divided into three market segments, personal improvement and development, career training, and degree programs.

Personal development courses
The demographic profile of this sector includes typically people not in a career path but looking for personal improvement and general interest courses. These courses are market driven and are developed independently. They can be offered in a series of levels and a variety of courses in related subjects. Each course will be developed through market analysis and surveys, and each will be tested for a period appropriate to the market demand. Course may include language training courses, technology training, etc.

Career and vocation training programs
Career and vocational courses will be packaged in programs leading to a certificate and diploma.
These courses will be coordinated and graduated for the benefits of the students. The programs may be in accounting, basic business administration, computer technologist, etc. Courses will include tutorial time and some form of instructor interface.

Degree programs
Degree programs will be designed with the sponsoring university. Programs will be linked to institution's curriculum. Program specifications will be established by the university.

Bundles
Internet Service
All courses will be bundled with basic Internet services. These features provide a venue for students to communicate and exchange ideas. Virtue study groups can be set in these chat spaces for the convenience of the students. Included as well will be a free personal website which will be hosted by the local ISP partner.

CD Rom Pack
The basic infrastructure for the courses such as workbooks, instructional aides, useful links, and links to the 33online.com site, will be provided with the course. The CD Rom may include sponsors from other services such as AOL or other service venders.

Graduation in North America
For the Chinese students who wish to have their last year or last semester taken on campus abroad, Crown University, through its affiliations and associations with other North American learning institutions, will assist students in their applications for visas to complete their program in North America. These students must qualify for the visa application and Crown College and Global
Pacific Telecom will not warrant or endorse the students for the purpose of the application.

Within the next 2 years, Crown University intends to establish articulations with a number of learning institutions such that credit courses may be transferred among these institutions towards the granting of a degree.

Distribution Channels
33online Website
Courses and programs will be primarily sold online.
Clients can sign up for multiple courses or program of courses on online. Course outlines and course description will be provided online. Payments can be made by credit cards or debit accounts.

Arrangements may be negotiated with local banks to handle payments online if available. Local partners can also process payments from online clients in the region.

Local Partners
Global Pacific will negotiate with local ISP as partner or alliance for local distribution. The local provider will work with Global Pacific to provide direct client contact and product support.
This will include classrooms for certificate course and teleconference hook ups for live lectures and workshops.

Promotion
Local promotion
Local partners will provide the centre for local advertising and promotion. Communication strategy will be developed by Global Pacific with the local partner for the region. It is understood that promotional tactics will vary from region to region. Each will have a different promotion program coordinated by the local partners that is consistent with Global Pacific's overall promotion strategy.

A portion of the local promotion strategy will be targeted to the ISP users. This provides a significant roster of Internet ready clients that can purchase online. Billings can also be incorporated into their invoices thus making it easier for the clients to buy program.

Alumni
Client alumni will form a core group to promote the education programs. Alumni can provide testimonials that can be broadcast online or through traditional media. This is an important resource because it is a growing group and quite likely some will because important figures in society. Some of these can become valuable program ambassadors to promote the program to the community.

33online community
The 33online community provides also a large pool of Internet ready clients. Key promotional material packages will be directed to them. These are in house clients that can purchase on a regular basis.
This group includes users and alumni members. Part of the communication strategy will include newsletters, upcoming events alerts, new course offers, and user inputs on potential courses and feed back on past and current courses.

Promotional tools
Computer for clients
There is a potential to negotiate with local computer suppliers to sponsor the program by selling computers to students at a very competitive price. In return, suppliers will get cross promotion with 33online. Computers will be used at the local classrooms and will be available for purchase by the client. Prices will be set low for clients and may be given away to clients signing up for specific certificate and/or diploma courses.

Community membership
Clients will automatically be part of the 33online community. Members will be provided with special privileges such as access to chat room, buy and sale bulletin boards, occasional specials etc.
Members will also have opportunities to provide direct feedback to 33online to improve services or develop new products.

Newsletters and Advertising
Members will also receive Newsletter online. The newsletter will publish course information, new program announcements, feature articles, special offerings and alumni news. It will feature articles from current and past students from time to time.
The newsletter will be provided online as well as printed copies for local classrooms. Newsletter will also attract local sponsors and advertising.
The contents will be closely screened by the local partner and Global Pacific for consistency with overall policies and market position.

Price
A more detailed market analysis is needed to establish an exact pricing strategy. Price policy will focus on maximizing revenue potential without sacrificing value to clients. It is to extract premiums for higher market position and avoid commodity price competition in the market. While the market is competitive, it is through strategic value bundling and market position to secure an overall premium pricing strategy.

Online Learning Centre Designs
Local facilities will be designed for
teleconferencing and video-conferencing with online study area for students. The Centre will be supported by an administration area for staff, central lobby, and an online library. The Centre will be operated by the local partner with support from Global Pacific Telecom. A local server, which is connected to the international server, will be installed in each Centre. The style of the centre will be upscale in keeping with an image of high tech and high education.

The tele/video conference room will be designed for 80 to 100 students with the ability to be divided into working rooms for 30-35 people. The room will be fully connected to the server with linkages to other centres in China and North America, and in the future, other cities around the world. The library and study area will be equipped with PC based computers connected to the central server.
Students will have the ability to sign on and log in to access their accounts and do research or communicate on the web.

The location of these centers will be carefully selected to ensure adequate market penetration and presence. Each centre will be designed to suite the local market. Room sizes will vary according to the demand in the catchment area.

Program Outline
The first degree program will be a computer science degree, Bachelor of Science - Computer, designed to prepared students for the new high tech industry. It will be developed for delivery in the beginning of the year 2001. The program will require 1200 hours of combined lecture and lab or online time over four years. To graduate, the student will require 120 semester-credits.

The second degree program will be on business administration, Bachelor of Science - Business
Administration, designed to prepared for career in management. Business management is one of the needed skills in China. The program will be scheduled for delivery within one year of the first degree. This degree can be offered to small and/or medium size enterprises as a corporate package.
Innovative delivery process can be developed to take advantage of these opportunities.

Global Pacific will continue to introduce new courses each year and a schedule for new degrees as market dictates. Market research and course development will be on-going budget items for each year.

Resources Required

Intellectual Property
Global Pacific is currently developing the software to implement the online education program.
Development of the 33online community is complete.
However, continuous upgrading to reflect the latest technological change is a necessity. This software will be the primary intellectual asset Global
Pacific and 33online. The software will form the basic infrastructure for program deliver, alumni interface, and other Internet based surfaces. It will also house the consolidated database of Global
Pacific and 33online.

Hardware
Integrated hardware system will have to be developed as a platform for the software. The intellectual asset has to function as an integral part of the hardware and the services must operate seamlessly between different countries and regions.
The entire system must have built in redundancies to backup against failures inside and outside the system.

Human Resources
Global Pacific directors are currently performing executive duties in the interim. Upon securing the financing, Global Pacific will engage a permanent slate of executives, including a chief executive officer, chief financial officer, vice president of marketing, vice president of operations and vice president of project development. Of these, the chief executive officer will be the first to be hired.

It is estimated that the operational needs are approximately $150,000 to $200,000 per month.

Acquisitions

The Global Pacific strategy is to acquire or merge with companies that already have an operating platform for Internet and education online services. These companies will allow Global Pacific
Telecom to accelerate the penetration into the China market. To date, Global Pacific has no specific target companies to merge with.

Development - Learning Centre
The location for the centres will be selected based on economic viability and market accessibility. The original choices will be one centre in the each of the four targeted cities: Beijing, Dalian, Guangzhou, and Shanghai. The decision will be based on detail market analysis of all four centres. It is the intention of Global Pacific to develop centres in all four cities simultaneously. The investment required for each centre will depend on the scope of the centre and the size of each market. A dedicated business and marketing plan will be developed for each centre.

The budget for each centre will depend on local construction and development costs.

Development - Course and Program
In order to implement the start up of the service, basic courses with low development requirements can be delivered as the program course are compiled and implemented. Program courses will require allocations of time and funds before they can be delivered. Course development has two components, content development and online coding. Costs are calculated based on the number of semester-credit the course provides.

In the degree or diploma granting programs, most courses have 3 semester-credits. For each semester, up to 10 courses have to be offered in order for students to fulfill their program requirements. Global Pacific therefore will have to develop the first 10 courses before the program can be delivered. The development costs will be expended the first three months of the startup for a launch date of at least three months hence. The roll out period should be about six months. The latter half of the period is to allow proper marketing of the program and allow beta testing of the courses and their delivery interface.

              Use of Proceeds

Assuming $250,000, $500,000, $1,000,000,
$2,500,000 or $5,000,000 of the common shares are sold, the net proceeds of the offering will be used as set forth in the following tables.

                                       Assuming                    Assuming
                                   $250,000 raised   %         $500,000 raised     %
Gross proceeds                   $  250,000      100.00%         $500,000    100.00%
Offering expenses                    34,750       13.90%           34,750      6.95%
                                 ----------   ----------      -----------   --------
Net proceeds                      $ 215,250       86.10%         $465,250     93.05%

Course and program development    $   7,000        3.25%        $   8,000      1.72%
Website and delivery system
   development                        3,000        1.39%           10,000      2.15%
US Securities filing and
   Registration                       1,000         .46%            2,000       .43%
Office staff                         60,000       27.87%           80,000     17.20%
Detail local market research
   and marketing plan                10,000        4.65%           20,000      4.30%
Lease contract for centers           40,000                        60,000
Construction and fitting of
   training equipment                57,000       26.48%           82,000     17.62%
Hiring local staff                    7,500        3.48%           13,000      2.79%
Marketing/promotion                  10,000        4.65%           15,000      3.22%
Equipment leasing and
   communication                     14,500        6.74%           20,000      4.30%


Teleconference/video
   conference equipment                                           100,000     21.49%
Working Capital                       5,250        2.44%           35,250      7.58%

      Total Expended             $  215,250       86.10%          465,250     93.05%

                                     Assuming                      Assuming
                                 $1,000,000 raised   %         $2,500,000 raised     %
Gross proceeds                   $1,000,000      100.00%         $2,500,000    100.00%
Offering expenses                    34,500        3.45%             34,500      1.38%
                                 ----------   ----------        -----------   --------
Net proceeds                     $  965,500       96.55%         $2,465,500     98.62%
Course and program development   $   15,000        1.50%             50,000      2.00%
Website and delivery system
   development                       20,000        2.00%             30,000      1.20%
US Securities filing and
   Registration                      40,000        4.00%             60,000      2.40%
Office staff                        200,000       20.00%            300,000     12.00%
Detail local market research
   and marketing plan                30,000        3.00%             50,000      2.00%
Lease contract for centers           80,000        8.00%            100,000      4.00%
Construction and fitting of
   training equipment               110,000       11.00%            120,000      4.80%
Hiring local staff                   20,000        2.00%             50,000      2.00%
Marketing/promotion                  25,000        2.50%            100,000      4.00%
Equipment leasing and
   communication                     25,000        2.50%             80,000      3.20%
Teleconference/video
   conference equipment             200,000       20.00%            400,000     16.00%
Library setup                        80,000        8.00%            100,000      4.00%
Feasibility study of
   college campus                     5,000         .50%              5,000       .20%
Development plans for
   college campus                                                    20,000       .80%
Licensing costs                      20,000        2.00%             20,000       .80%
Leasing and setup cost for
    college campus                                                  240,000      9.60%
Working Capital                      95,500        9.55%            740,500     33.62%
      Total Expended             $  965,500       96.55%          2,465,500     98.62%

                                         Assuming
                                 $5,000,000 raised   %
Gross proceeds                   $5,000,000      100.00%
Offering expenses                    34,500         .69%
                                 ----------   ----------
Net proceeds                     $4,965,500       99.31%

Course and program development   $   80,000        1.60%
Website and delivery system
   development                       50,000        1.00%


US Securities filing and
   Registration                      60,000        1.20%
Office staff                        350,000        7.00%
Detail local market research
   and marketing plan               100,000        2.00%
Lease contract for centers          100,000        2.00%
Construction and fitting of
   training equipment               120,000        2.40%
Hiring local staff                   80,000        1.60%
Marketing/promotion                 300,000        6.00%
Equipment leasing and
   communication                    100,000        2.00%
Teleconference/video
   conference equipment             800,000       16.00%
Library setup                       180,000        3.60%
Feasibility study of
   college campus                    10,000         .10%
Development plans for
   college campus                    50,000        1.00%
Licensing costs                      50,000        1.00%
Leasing and setup cost for
    college campus                  240,000        4.80%
First stage of construction of
   college campus                 1,000,000       20.00%
First stage of land acquisition     580,000       11.60%
Working Capital                     715,500       14.31%
      Total Expended             $4,965,500       99.31%

1) It is anticipated that the centres will be self-
sufficient after 4 months of operation.   Surplus
will be used to support the head office overheads
and continuous upgrading of website and extra
servers as needed for online course delivery and
other onsite operations.
2) If $2,500,000 were raised, funds will be
allotted for a college campus.   Building will
first be leased in Zhuhai to serve as temporary campus until further funds are raised to build one.
3) If $5,000,000 were raised, construction of college campus would begin, land and construction cost to be paid for in two stages.

Any additional amounts raised between the various levels of funding will be utilized on a pro rata basis on the areas listed above.

We do not currently have sufficient capital to meet
our financial needs for the next twelve months.  If
we do not raise even minimal funds, our officers
and directors have orally agreed to provide the
funds necessary to maintain
operations, not to exceed $20,000.   These amounts
will be through a no interest loan with no specific payback provisions.

Global Pacific anticipates that the proceeds from this offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures for the next twelve months. If cash flows do not develop as anticipated, Global Pacific will be required to try to obtain additional sources of capital, yet to be identified.

The actual allocation of funds will depend on Global Pacific's success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

Pending application by Global Pacific of the net proceeds of this offering, such proceeds will be invested in short-term, interest-bearing instruments.

                  Dilution

Persons purchasing common shares in this offering will suffer a substantial and immediate dilution to the net tangible book value of their common shares below the public offering price.

The following table illustrates the per common share dilution as of the date of this prospectus, which may be experienced by investors upon reaching the levels as described below.

Assuming $250,000 raised

Offering price                                                                 $.50
Net tangible book value per common share before offering   $(.02)
Increase per Share attributable to investors               $0.03
                                                           -----
Pro Forma net tangible book value per common
   share after offering                                                          .01
                                                                                ----
Dilution to investors                                                           $.49
Dilution as a percent of offering price                       98%

Assuming $500,000 raised

Offering price                                                                  $.50
Net tangible book value per common share before offering   $(.02)
Increase per Share attributable to investors               $0.06
                                                           -----
Pro Forma net tangible book value per common
   share after offering                                                          .04
                                                                                ----
Dilution to investors                                                           $.46
Dilution as a percent of offering price                       92%

Assuming $1,000,000 raised

Offering price                                                                 $.50
Net tangible book value per common share before offering   $(.02)
Increase per Share attributable to investors               $0.11
                                                           -----
Pro Forma net tangible book value per common
   share after offering                                                         .09
                                                                              -----
Dilution to investors                                                          $.41
Dilution as a percent of offering price                 82%

Assuming $2,500,000 raised

Offering price                                                                $.50
Net tangible book value per common share before offering   $(.02)
Increase per Share attributable to investors               $0.20
                                                           -----
Pro Forma net tangible book value per common
   share after offering                                                       $.18
                                                                              ----
Dilution to investors                                                         $.32
Dilution as a percent of offering price                       64%

Assuming $5,000,000 raised

Offering price                                                                $.50
Net tangible book value per common share before offering   $(.02)
Increase per Share attributable to investors               $0.29
                                                           -----
Pro Forma net tangible book value per common
   share after offering                                                        .27
                                                                             -----
Dilution to investors                                                         $.23
Dilution as a percent of offering price                 46%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of Global
Pacific's common shares and investors in this offering upon conversion.

             Plan of Operation

Trends and Uncertainties.  Demand for Global
Pacific's project will be dependent on, among other things, market acceptance of the Global Pacific.com concept, the quality of its services, and general economic conditions, which are cyclical in nature.
Inasmuch as a major portion of Global Pacific's activities will be the receipt of revenues from our services, Global Pacific's business operations may be adversely affected by Global Pacific's competitors and prolonged recessionary periods.

Capital and Source of Liquidity.

For the five months ended March 31, 2002, Global
Pacific did not pursue any financing activities

For the year ended October 31, 2001, Global Pacific repaid advances from shareholders of $6,008 and had proceeds from securities issuances of $246,614 resulting in cash flows from financing activities of $240,606.

For the year ended October 31, 2000, Global Pacific repaid advances from shareholders of $7,532 and had proceeds from securities issuances of $489,500 resulting in cash flows from financing activities of $481,968.

For the five months ended March 31, 2001 and the year ended October 31, 2001, Global Pacific did not pursue any investing activities.

For the year ended October 31, 2000, Global Pacific acquired capital assets and goodwill of $230,665 through its acquisition of ICL Internetwork
Consultants Limited.

On a long-term basis, liquidity is dependent on
successful completion of this offering, receipt of
revenues, additional infusions of capital, and debt
financing.   Global Pacific believes that
additional shareholder advances in the short term will allow Global Pacific to complete this offering and thereafter result in the commencement of operations, receipt of revenue and greater liquidity in the long term. However, there can be no assurance that Global Pacific will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.

For the five months ended March 31, 2002, Global
Pacific had other income of $14,118 and expenses of $5,758 resulting in net income of $8,360.

Expenses consisted of accounting and legal fees of $320, bank charges of $42, management and directors' fees of $3,020, office and general expenses of $484, rent of $1,313 and telephone and internet costs of $579.

For the year ended October 31, 2001, Global had sales of $3,257 and interest income of $29.
Expenses for the year ended October 31, 2001 were $226,515 and consisted of accounting and legal fees of $13,740, advertising of $6,128, amortization of $75,930, bank charges and interest of $688, foreign exchange gain of $1,734, management and directors' fees of $66,451, meals and entertainment of $594, office and general expenses of $24,269, rent of 15,655, telephone and internet expenses of $13,983 and travel of $10,811.

For the year ended October 31, 2000, Global
Pacific had sales of $5,380, cost of goods sold of
$1,697 and interest income of $8,701.   General
and administrative expenses were $399,589 and consisted of accounting and legal fees of $47,249, advertising of $1,746, amortization of $75,066, bad debts of $5,039, bank charges and interest of $2,799, consulting fees of $5,799, foreign exchange loss of 3,039, management and directors' fees of $204,709, meals and entertainment of $2,244, office and general expenses of $10,426, rent of $12,698, telephone and internet of $3,525 and travel of $25,250.

Plan of Operation.   Global Pacific is in the
development stage and has not conducted any significant operations to date or received operating revenues. Global Pacific can satisfy our cash requirements in the next twelve months if we can successfully complete this offering or through loans from our officers and directors.
We will not need to conduct any research and development regarding our business plan.
Officers and directors have agreed to provide the minimal funds we require to maintain operations through no interest loans not to exceed $20,000.
There are no specific repayment terms.

The failure to do either of the above will not cause us to change our business plan or business focus.

Global Pacific may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in Global Pacific's stage of development, many of which are beyond Global
Pacific's control. These include, but are not limited to, unanticipated problems relating to the development of the system, manufacturing costs, production and marketing problems, additional costs and expenses that may exceed current estimates, and competition.

At the time this writing, Global Pacific Telecom
has:
-   Secured phase one financing to prepare the
due diligence and strategic planning for the
project,
-   Due to capital requirement, delayed the
acquisition of an accredited US college, Crown
College, in Seattle Washington, which has
university status for online education,
-   Concluded the acquisition in July 2000 for
$25,000 plus 200,000 common shares of Global
Pacific of a Canadian ISP/IAP, ICL Internetwork
Consultants Ltd. And its website
"ecomcities.com", a website hosting company with
the intention to assist the hosting the
education and the community website.
-   Incorporated 33 Online Limited in Hong Kong
and initiated application the URL domain of
33online.com.hk and 33online.com.cn to market
and house the education website,
-   Initiated negotiations with two Chinese
ISP's to provide the local interface for online
delivery in their respective regions, Dalian and
Guangzhou,
-   Completed the development of the website
design and software infrastructure for
33online.com and gptelecom.com, currently under
trial runs.
-   Initiated second phase financing process to
continuously upgrade the site and the marketing
program,
-	Appointed a professor from the Faculty of
Education at the University of British
Columbia to the Board of Directors,

-	Appointed a professor from the Faculty of
Computer Engineering at the University of
Calgary to the Board of Directors,
-	Appointed the principal and owner of Crown
College in the State of Washington to the
Board of Directors,
-	Secured a teaching license from the Board of
Education in Zhuhai City Special Economic
Region under the name of Zhuhai Crown
Education and Training Centre.
-	Secured a permit and license from the Board
of Education in Zhuhai City Special Economic
Region to build and operate an international
-	senior high school/college under the name of
Zhuhai Crown Senior High School.
- Initiated application for a teaching license in the city of Dalian in Liaoning province,
-   Initiated negotiation with East China Normal
    University in Shanghai for student source and to use its existing facilities as a teaching centre for Crown College, and
-   Completed federal incorporation of 33 Online
    Communications Ltd. in Canada, and initiated registration of 33online in the state of Delaware, Nevada, Washington, and
    California.

      Market for Common Equity and
      Related Stockholder Matters

At the present time, there is no active market for our common shares.

We have 111 holders of record.

Since inception we have not paid any dividends.
We intend to use any profits for operations and do not intend to pay dividends.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule
15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake compliance activities.
Generally, the term penny stock refers to a stock with a market price of less than $5.00 per share.
A market in our stock may never develop due to these restrictions.

        Determination of Offering Price

The offering price of the common shares were arbitrarily determined by Global Pacific without any consideration of the actual value of our company or what the market might pay for our stock.

           Plan of Distribution

Plan of Distribution.  The common shares are being
offered on a self underwritten basis by Robin
Young, Sanda King, Ben Choi and Alan Wong,
officers and directors of Global Pacific and
selected broker/dealers.   Consequently, there may
be less due diligence performed in conjunction
with this offering than would be performed in an
underwritten offering.   Although they are
associated persons of us as that term is defined in Rule 3a4-1 under the Exchange Act, they are deemed not to be a broker for the following reasons:

   -   They are not subject to a statutory
disqualification under the Exchange Act at the time of their participation in the sale of our securities.

   -   They will not be compensated for their
participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

   -   They are not an associated person of a
broker or dealer at the time of their
participation in the sale of our securities.

As of the date of this prospectus, no broker has
been retained by us for the sale of securities
being offered.   In the event a broker who may be
deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

Management, principal shareholders or their affiliates may not acquire common shares in the offering.

The common shares may be offered by selected
broker/dealers.   Selected broker/dealers, if any,
will receive the standard industry commission not to exceed 10% of the offering price.

No Minimum Offering or Escrow Account   There is
no minimum offering amount or escrow account.
Any proceeds of the offering will be immediately deposited into the operating account of Global
Pacific.

Offering Period. The offering period will commence on the date of this prospectus and will terminate on December 31, 2003.

                        Management

Executive Officers and Directors

Our executive officers and directors and their business experience follows:

Name                            Position                 Period Served

Robin Y. Young, age 62          President/Director        2000-2002

Alan Kwong, age 43              Vice-President/Director   2000-2002

Sanda L. King, age 33           Secretary/Director        1998-2002

Ben Choi, age 51                   Director               2001-2002

Dr. Wah-Chun Chan, age 67          Director               2001-2002

Stephan Jones, age 52              Director               2001-2002

Dr. Xia Li Ming, age 40            Director               2001-2002

Arthur More, age 62           Honorary Director           2001-2002


Resumes:

Robin Young, President. Mr. Young, a co-founder of Global Pacific Telecom Inc., is currently the President and Executive Director. He received a
Bachelor of Applied Science and Degree in Civil
Engineering from the University of British
Columbia in 1963. He conducted his post-graduate studies both at McGill University and at Concordia
University and received his Master's Degree in Civil and Structural Engineering in 1970 from
Concordia University.

Mr. Young has taken various advancement studies in business management, negotiation skills, computers, China trades, import and export, international financing, etc. Mr. Young is a member of the association of Professional
Engineers and Geologists of British Columbia, past member of the American Society of Civil Engineers, the Canadian Society of Civil Engineers and the Engineering Institute of Canada. Since 1975, Mr.
Young has been a principal of Young Engineering
Corporation. Simultaneously, he was the Principal of Coreng Construction Ltd. from 1976 to 1990.

He co-founded the development company, Landtek
Properties Inc. from 1994 to the present during which time he assumed the post of Managing
Director. Mr. Young is listed in the "Who's Who in British Columbia" and "International Who's Who of
Professionals". He is in charge of overall management of the company.

Throughout Mr. Young's career, he has contributed much to the local society. He has been active members of various local and international service clubs, associations and charities providing services and donations of funds to local and world charities.

Alan Kwong, Vice-President.   Mr. Kwong, a co-
founder of Global Pacific Telecom Inc., is currently Vice-President and Executive Director in charge of public relations and marketing in Asia.
He is an American citizen residing in Seattle, Washington. He received a Bachelor of Arts degree in fine arts from the State University of New York in 1985. He was awarded the honorary title
"Painter of the Year" by City University of New
York. He was also awarded the title "Excellence in Art" by the Art Director's Club in New York.
Mr. Kwong studied advertising design at the Fashion Institute of Technology in New York and also received a Master's Degree in computer graphics from the New York Institute of Technology in 1987. From May 1985 to October 1987, Mr. Kwong was Operation Manager for AM-CALL Communications and set up and operated stores for the Company in many North American cities. From October 1987 to
December, 1994, Mr. Kwong was the President of
Pacific Star International Inc., which engaged in project research and development.

Mr. Kwong has also been involved in various China trades in the form of imports and exports. Between
1992-93, Mr. Kwong was OEM for Hitachi Cellular phones and pagers in China and set up a system of prepaid telephone booths in major cities in China.
Between 1996-98, he had arranged over $60 Million worth of Letter of Credit from Citibank and Standard & Chartered Bank for numerous Chinese companies for them to implement their trading transactions.

Sanda King, Secretary.  Ms. King joined Global
Pacific Telecom Inc. recently as secretary and director of the company. She brings with her a varied legal background to the management team.
She has worked in different law firms engaged in the fields of corporate, litigation, real estate, criminal and securities law. Ms. King graduated in 1990 with a Bachelor of Arts degree, majoring in International Relations, from the University of British Columbia, and in 1994 earned her LLB
(Bachelor of Law) from the University of Alberta where she attained Dean's List status.

After graduation, she moved to Denver, Colorado where she wrote the American Bar examination and assumed her practice as an attorney at law in 1995.
She returned to Vancouver in 1997, articled and was called to the bar in February 1998. Currently, Ms.
King is operating a sole practice, focusing on a general solicitor's practice, including real estate law and a variety of general corporate and commercial work.


Ben Choi.  From 1991 to 1993, Mr. Choi was a
system administrator for Lanext Technologies,
Inc., a network systems provider.  From 1990-1996,
Mr. Choi was a software developer for Powersoft
Sustems. Ltd., a company that provides customized
software.   From 1996 to 2000, Mr. Choi was a
systems consultant for Astra Computer Systems,
Inc., a company provides wireless data services,
software and hardware equipment.   From 1998-2000,
Mr. Choi worked as a system and web programmer for
ecomcities.com, a systems and web design company.
Mr. Choi has provided system and web programming
consulting to Global Pacific since 2000.   Mr.
Choi graduated from the University of Winnipeg
with a bachelor of science degree in 1976.   In
1988, he took courses in computer C programming and computer and data processing at the University of Alberta.

Dr. Wah-Chun Chan.  From 1977 to 1999, Dr. Chan
was a professor for the Department of Electrical
and Computer Engineering at the University of
Calgary.  He has been a professor emeritus for the
University of Calgary since 1999.   From 1987 to
1988, Dr. Chan was a visiting research professor
for the Department of Computer Science &
Information Engineering at National Chiao Tung
University in Taiwan.   From 1992 to 1995, Mr.
Chan was the adjunct professor for
Telecommunications Research Laboratories.   Dr.
Chan received the following degrees in electrical engineering:

   B.Sc.   National Taiwan University     1958
   M.Sc.   University of New Brunswick    1961
   Ph.D.   University of British Columbia 1965

Stephan Jones.   From 1986 to present, Mr. Jones
has been vice president and president of
Killebrew/Dalton, Inc.   Killebrew/Dalton licensed
training programs from 1985 to 1990. In 1990, Killebrew/Dalton purchased Crown College. Mr.
Jones is currently president of Crown College and is on the board of directors for the Washington
State Federation of Private Schools and Colleges.
Mr. Jones received a bachlor of science degree from the University of Kansas in 1971 and a masters degree from the University of Chicago in 1975. He has since completed 45 semester hours in advanced graduate work and attended the EMBA Program at the University of Washington.

Liming Xia.   From 1992 to 1993, Mr. Xia worked as
an engineer for Zhuhai Mainland Real Estate Co.,
Ltd.   From 1993 to 1994, Mr. Xia was a vice
general manager for Zhuhai Pangu Group Co., Ltd., a
construction company.   In 1994, Mr. Xia founded
Zhuhai Kaida Co., Ltd., a construction company.
Mr. Xia founded Zhuhai Zhongwang Advertisement Co., an advertisement planning and marketing company in 1997. He also founded Shenzhen Shangchao Industry
Development Co., which produces mainly aluminium plate and honeycomb plate.

Mr. Xia earned a bachelor of science in hydraulic
engineering from Tianjin University in 1985.  He
obtained a masters degree from Tianjin University
in 1990.   He is currently working towards a
doctorate in Management Engineering in Tianjin
University.

Dr. Art More serves as an honorary director of Global Pacific and is Associate Professor Emeritus,
Department of Educational & Counseling Psychology, and Special Education, University of British
Columbia. His specialty is in the relationships between learning and culture. For many years, he has worked in First Nations education as a schools consultant, community consultant, teacher, program developer, program evaluator and researcher as well as carrying out psycho-educational assessments. He regularly conducts professional development workshops for teachers of First Nations students throughout Canada and the US.

	Most recently he coordinated the Special Needs
Assessment Project and a Support Line for teachers of First Nations students with special needs, for the First Nations Schools Association in BC. He has also just completed a long-term assessment of an early childhood program in the Dogrib region of the Northwest Territories.

	Another focus of his work has been First Nations program evaluations and school evaluations throughout Canada. He has also taught courses in special education, classroom learning and communication to teachers of indigenous students in many parts of Canada. In the multicultural area he presents professional development workshops on learning styles and adapting to the needs of multicultural classes. He also regularly conducts
Intercultural training seminars with teachers, government agencies, police forces, trainers, and professional and business groups.

Internationally, Dr. More works extensively in Australia with Aboriginal education, developing educational programs and conducting professional development workshops for teachers. He also works in indigenous education programs in other parts of the world. Other international activities include invitations to speak on his work in many parts of the world. He recently taught for a year at the University of Papua New Guinea.

Education:
-  Ph.D. (Educational Psychology - Learning &
Research Design), University of Southern
California, 1968
- M.S. (Educational Psychology), University of Southern California, 1966
-   Teacher Certification(Mathematics and
Science), University of British Columbia, 1963
- B.S. (Mathematics and Physics), University of British Columbia, 1962
Academic Employment:
-   1974 - 2000,  Associate Professor,
Department of Educational Psychology and
Special Education, University of British
Columbia, Vancouver, Canada.
-   1994 -1995,  Senior Lecturer, Department of
Education, University of Papua New Guinea, Port
Moresby, PNG.
-   1974 - 1977, 1980 - 1981, Supervisor of
Native Indian Teacher Education Program,
Faculty of Education, University of British
Columbia, Vancouver, Canada.
-   1968 - 1974, Assistant Professor,
Department of Educational Psychology and
Special Education, University of British
Columbia, Vancouver, Canada.
-   1963 - 1965, Teacher in various public
schools in BC.
Academic Activities:
- Teaching graduate and undergraduate courses in learning, curriculum design, cross-cultural education, assessment and evaluation, research methodology and statistics; special education, adolescence, child development, and curriculum.
-   Supervision of graduate students and
student teachers.
-   Research and program development in
culturally related learning styles, and cross-cultural teacher effectiveness, particularly with First Nations Education programs in Canada, Aboriginal Education programs in
Australia and teacher education in Papua New
Guinea

Remuneration. Upon successful completion of the offering, we will enter into written employment agreements with our current officers and key employees yet to be named.

For the last three fiscal years, the following compensation has been paid to the executive officers

	                                   Annual Compensation                    Awards               Payouts
	                              ---------------------------        ----------------------      ----------
	                                                    Other        Restricted  Securities
	                                                    Annual          Stock    Underlying         LTIP       All Other
	Name and Position     Year   Salary($)  Bonus($) Compensation($)  Awards($)  Options/SARs(#)  Payouts($) Compensation($)

	Robin Y. Young        2001     10,667                                  834
	                      2000     48,000  			     54,166
	                      1999     Nil

	Alan Kwong            2001     10,667                                  834
	                      2000     48,000                               54,166
	                      1999     Nil

	Sanda L. King         2001                                             834
	                      2000     Nil				     14,166
	                      1999     Nil

	During the year ended October 31, 2001, our
directors were issued a total of 1,760,000 common
shares at $.10 per common share as directors' fees.
No cash compensation has been paid for their
respective services rendered to us.   They all have
agreed to act without cash compensation.   As of
the date of this registration statement, we have no
funds available to pay directors.   Further, none
of the directors are accruing or will accrue any compensation pursuant to any agreement with us.


              Principal Shareholders

The following tabulates holdings of common shares of Global Pacific (on a fully diluted basis) by each person who, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Global Pacific individually and as a group.

                                                Percentage of
                            Number & Class      Common Shares
Name and Address             of Shares          Prior to offering
Robin Y. Young                 799,210               10.20%
757 Howard Avenue
Burnaby, BC, V5B4Y1
Canada

Alan Kwong                     895,416               11.52%
14339 Lake City Way NE
Seattle, WA 98125




Sanda L. King                  150,000                1.92%
5746 176A Street, Suite 200
Cloverdale, BC, Canada

Dr. Wah-Chun Chan                    0                   0%
3323 Underhill Dr., NW
Calgary, AB, T2N4E4

Stephan Jones                        0                   0%
2114 219th Place, NE
Sammamish, WA 98074

Li Ming Xia                    220,000                2.83%
Room 2019, Zhuhai Jida
    Electronic Plaza
Zhuhai City, China

Ben Choi                       735,000                9.45%
4333 Fraser Street
Vancouver BC, V5V4G4

Dr. Arthur More                 10,000                0.13%
5458 Cliffridge Avenue
North Vancouver, BC, Canada

Pursuant to Rule 13d-3 under the Securities
Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power
(including the power to dispose or direct the disposition) with respect to a security, whether through a contract, arrangement, understanding, relationship, or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned.

We do not know of any arrangements, including any pledge by any personnel, which would result in a change of control of Global Pacific.

              Indemnification

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933.
The laws of the Province of British Columbia allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances.

Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the company. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel;
or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under the Province of British Columbia law are met, officers, directors, employees, and agents of Global Pacific may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of Global Pacific. Global
Pacific has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

             Certain Transactions

Advances from shareholders.   Advances from
shareholders are for the reimbursement of expenses incurred on behalf of Global Pacific by the three principal shareholders and they bear no interest.
The directors passed a resolution on December 27, 1998 to reimburse shareholders by issuing a total
1,000,000 common shares valued at $.10 per share.
Those common shares have not yet been issued.

            Description of Securities

Global Pacific is authorized to issue 100,000,000
common shares, nil par value per share.   As of the
date hereof, there are 7,828,168 common shares outstanding and no preferred shares outstanding.

Holders of common shares of Global Pacific are
entitled to cast one vote for each share held at
all shareholders meetings for all purposes.   There
are no cumulative voting rights. Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Global Pacific legally available for distribution to shareholders after the payment of all debts and other liabilities. Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. All outstanding common shares are, and the shares offered hereby will be when issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Global Pacific has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future.

The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Global Pacific. Accordingly, future dividends, if any, will depend upon, among other considerations, Global Pacific's need for working capital and its financial conditions at the time.

The capital stock of Global Pacific, after the amount of the subscription price or par value has been paid in full shall be non-assessible.

There are not anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Transfer Agent. Nevada Agency & Trust Company located in Carson City, Nevada acts as the transfer agent for Global Pacific.

              Legal Matters

All legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of Whaites & King.

There is no litigation pending or, to our knowledge, threatened to which the property of Global Pacific is subject or to which Global
Pacific may be a party. No such proceedings are known to be contemplated by governmental authorities or any other parties.

               Reports

Pursuant to the Rules and Regulations of the Securities and Exchange Commission, we will provide our Investors with Annual Reports containing audited financial statements, together with

Quarterly Reports containing unaudited financial statements and interim Reports containing information regarding relevant information about the operations of Global Pacific.

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)
Unconsolidated Balance Sheet
Period Ended March 31, 2002
(Expressed in U.S. Dollars)

                                           March 31         Oct 31
                                             2002            2001
                                         (unaudited)
ASSETS

Current Assets
  Cash                                     $  16,429        $  11,089
  Accounts receivable                          2,188            2,188
  Prepaid expenses  		 			   -                -
                                           ---------        ---------
                                              18,617           13,277
Capital Assets                                69,759           69,759
Goodwill                                       9,909            9,909
                                           ---------        ---------
                                           $  98,285        $  92,945
                                           =========        =========
LIABILITIES

Current Liabilities
Accounts payable                           $ 130,646       $ 130,646
Directors' fees payable                        1,147           4,167
                                           ---------       ---------
                                             131,793         134,813
Advances from Shareholders                    88,554          88,554
                                           ---------       ---------
                                             220,347         223,367
                                           ---------       ---------
CAPITAL STOCK AND DEFICIT
Capital Stock                              1,080,481       1,080,481
Deficit                                   (1,202,543)     (1,210,903)
                                           ---------       ---------
                                            (122,062)       (130,422)
                                           ---------       ---------
                                           $  98,285       $  92,945

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)
Unconsolidated Statements of Earnings and Deficit
Five Months ended Nov. 01, 2001 to March 31, 2002
(Expressed in U.S. Dollars)

                                            March 31          Oct 31
                                              2002             2001
                                          (unaudited)
Revenue
  Sales                                     $     -           $ 3,257
  Other income                               14,118                 -
  Interest income                                 -                29
                                          ---------           -------
                                             14,118             3,286
Cost of Goods Sold                                -                 -
                                          ---------           -------
Gross Margin                                 14,118             3,286
                                          ---------           -------
Expenses
  Accounting and legal fees                     320            13,740
  Advertising                                     -             6,128
  Amortization                                    -            75,930
  Bad debts                                       -                 -
  Bank charges and interest                      42               688
  Consulting fees	                                -                 -
  Foreign exchange (gain) loss                    -            (1,734)
  Management and directors' fees              3,020            66,451
  Meals and entertainment                         -               594
  Office and general                            484            24,269
  Promotion	                                      -                 -
  Property acquisition costs                      -                 -
  Rent                                        1,313            15,655
  Telephone and internet                        579            13,983
  Travel                                          -            10,811
                                          ---------           -------
                                              5,758           226,515
    Income (Loss) for the Period              8,360          (223,229)
    Deficit at the beginning of period   (1,210,903)         (987,674)
                                          ---------           -------
    Deficit at End of Period            $(1,202,543)      $(1,210,903)
                                          =========         =========

       GLOBAL PACIFIC TELECOM INC.
  (formerly Global Pacific Enterprises Inc.)
       (A Development Stage Company)
        Unconsolidated Statement of Cash Flows
Period Covered Nov.01, 2001 to March 31, 2002
          (Expressed in U.S. Dollars)

                                                         March 31        Oct 31
                                                           2002           2001
                                                        ----------      --------
                                                         (unaudited)
Cash Flows from Operating Activities
Income (Loss) for the year                           $   8,360     $ (223,229)
Adjustment for
Amortization                                               -         75,930
                                                  ----------     ----------
                                                         8,360       (147,299)
                                                    ----------     ----------
Net changes in working capital balances
Accounts receivable                                       -           7,483
Prepaid expenses                                          -          17,444
Accounts payable                                          -         (12,081)
Directors' fees payable                              (3,020)       (173,500)
                                                 ----------      ----------
                                                    5,340        (160,654)
                                               ----------      ----------
Cash flows from operating activities                     5,340        (307,953)
                                                    ----------      ----------
Cash Flows from Financing Activities
Advances from shareholders                                   -          (6,008)
Share capital issued                                         -         246,614
                                                    ----------      ----------
Cash flows from financing activities                         -         240,606
                                                    ----------      ----------
Cash Flows from Investing Activities
Acquisition of capital assets
	    and goodwill						               -                -
                                                         ---------       ----------
Cash flows from (used in) investing activities              -			  -
Net (Decrease) Increase in Cash
 and Cash Equivalents                                   5,340          (67,374)
Cash and Cash Equivalents at
Beginning of Year                                      11,089           78,436
                                                    ---------       ----------
Cash and Cash Equivalents at
	  End of Year                                         $  16,429        $  11,089
Represented by:
  Cash                                             $   16,429        $  11,089

Notes to Unaudited Unconsolidated
  Financial Statements

Basis of presentation

The accompanying unaudited unconsolidated financial statements have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments
(consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended October 31, 2001 included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding.

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Global Pacific Telecom Inc. (formerly Global
Pacific Enterprises Inc.)

We have audited the consolidated balance sheets of Global Pacific Telecom Inc. (formerly Global
Pacific Enterprises Inc.), a development stage company, as at October 31, 2001 and 2000, the statements of earnings and deficit, stockholders' deficiency and cash flows for the years then ended.
These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards accepted in the United
States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

	In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Global Pacific
Telecom Inc., a development stage company, as at October 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2, the company's significant operating losses, working capital deficiency and need for new capital raise substantial doubt about its ability to continue as a going concern without the continued support of its shareholders, and its ability to generate funds through share issuances. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Nordahl Craig Cummings & Gares
Chartered Accountants
Vancouver, Canada
February 4, 2002

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
October 31, 2001 and 2000
(Expressed in U.S. Dollars)

	                                                   2001             2000
                                                     ----------      -------------
ASSETS
 Current Assets
  Cash                                               $   11,089       $    78,436
  Accounts receivable                                     2,188             9,671
  Prepaid expenses                                            -            17,444
                                                     ----------      ------------
                                                         13,277	        105,551
Capital Assets (Note 4)                                  69,759           135,781
 Goodwill                                                 9,909            19,817
                                                     ----------      ------------
                                                     $   92,945       $   261,149
                                                     ==========      ============
LIABILITIES
 Current Liabilities
  Accounts payable                                   $  130,646       $   142,727
  Directors' fees payable                                 4,167           177,667
                                                     ----------       ------------
                                                        134,813           320,394
Advances from Shareholders (Note 5)                      88,554            94,562
                                                     ----------       ------------
                                                        223,367           414,956
                                                     ----------       ------------
CAPITAL STOCK AND DEFICIT
 Capital Stock (Note 6)                               1,080,481           833,867
 Deficit                                             (1,210,903)         (987,674)
                                                     -----------      ------------
                                                       (130,422)         (153,807)
                                                     -----------      ------------
                                                     $   92,945       $   261,149
                                                     ===========      ============

Contingent Liabilities (Note 7)
Subsequent Events (Note 8)
Commitments (Note 9)

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)

Consolidated Statements of Earnings and Deficit
Years Ended October 31, 2001 and 2000
and Accumulated During the Development Stage
(Expressed in U.S. Dollars)

                                                                         Accumulated
                                                                          During the
                                                                         Development
                                             2001          2000             Stage
                                            -----         -----         ------------
Revenue
 Sales                                  $     3,257    $      5,380    $      8,637
 Interest income                                 29           8,701           8,730
                                        -----------    ------------    ------------
                                              3,286          14,081          17,367
Cost of Goods Sold                                -           1,697           1,697
                                        -----------    ------------    ------------
Gross Margin                                  3,286          12,384          15,670
                                        -----------    ------------    ------------
Expenses
  Accounting and legal fees                  13,740          47,249          61,662
  Advertising                                 6,128           1,746          10,859
  Amortization                               75,930          75,066         150,996
  Bad debts                                       -           5,039           5,039
  Bank charges and interest                     688           2,799           3,565
  Consulting fees                                 -           5,799          93,299
  Foreign exchange (gain) loss               (1,734)          3,039           1,720
  Management and directors' fees             66,451         204,709         435,280
  Meals and entertainment                       594           2,244           8,038
  Office and general                         24,269          10,426          51,058
  Promotion	                                      -               -             664
  Property acquisition costs                      -               -         263,233
  Rent                                       15,655          12,698          28,353
  Telephone and internet                     13,983           3,525          18,463
  Travel                                     10,811          25,250          94,344
                                          ---------     -----------     -----------
                                            226,515         399,589       1,226,573
                                          ---------     -----------     -----------
Loss for the Year                          (223,229)       (387,205)     (1,210,903)

Deficit at beginning of year               (987,674)       (600,469)              -

Deficit at End of Year                  $(1,210,903)   $   (987,674)  $  (1,210,903)
===========    ============   =============
Basic and Diluted Loss per Share        $    0.0412    $     0.0937
                                        ===========    ============
Weighted Number of Common Shares          6,297,417       4,130,167
                                        ===========    ============

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)

Consolidated Statements of Stockholders' Deficiency
Years Ended October 31, 2001 and 2000
and Accumulated During the Development Stage
(Expressed in U.S. Dollars)

                                                        Deficit Accumulated    Total
                              Number                       During the  Stockholders'
                             of shares       Amount     Development Stage Deficiency
                             ----------    ----------   -------------   ------------
Balance at October 31, 1999   3,443,667   $   344,367   $   (600,469)  $   (256,102)

Increase in shares in 2000    1,373,000       489,500	             -        489,500
Net loss for 2000                     -             -       (387,205)      (387,205)
                             ----------   -----------    ------------   ------------
Balance at October 31, 2000   4,816,667       833,867       (987,674)      (153,807)

Increase in shares in 2001    2,961,500       246,614              -        246,614
Net loss for 2001                     -             -       (223,229)      (223,229)
                             ----------    ----------    ------------   ------------
Balance at October 31, 2001   7,778,167  $  1,080,481	  $ (1,210,903)	$  (130,422)
                             ==========  ============   =============   ============

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)

Consolidated Statements of Cash Flows
Years Ended October 31, 2001 and 2000
and Accumulated During the Development Stage
(Expressed in U.S. Dollars)

                                                                         Accumulated
                                                                          During the
                                                                         Development
                                             2001          2000             Stage
                                            -----         ------         -----------
Cash Flows from Operating Activities
  Loss for the year                      $ (223,229)   $  (387,205)   $	(1,210,903)
  Adjustment for Amortization	               75,930         75,066         150,996
                                         -----------   ------------   -------------
                                           (147,299)      (312,139)     (1,059,907)
 Net changes in working capital balances
  Accounts receivable                         7,483         (9,671)         (2,188)
  Prepaid expenses                           17,444        (17,444)              -
  Accounts payable                          (12,081)       142,054         130,646
  Directors' fees payable                  (173,500)        24,333           4,167
                                          ----------   ------------   ------------
                                           (160,654)       139,272         132,625
                                          ----------   ------------   -------------
 Cash flows used in operating activities   (307,953)     (172,867)        (927,282)
                                          ----------   ------------   -------------
Cash Flows from Financing Activities
  Advances from shareholders                 (6,008)       (7,532)          88,555
  Share capital issued                      246,614       489,500        1,080,481
                                         -----------   ------------   ------------
Cash flows from financing activities        240,606       481,968        1,169,036
                                         -----------   ------------   ------------
Cash Flows from Investing Activities
  Acquisition of capital assets
    and goodwill                                  -      (230,665)        (230,665)
                                         -----------   ------------   -------------
  Cash flows from (used in) investing
    Activities                                    -      (230,665)        (230,665)
                                         -----------   ------------   -------------
Net (Decrease) Increase in Cash
 and Cash Equivalents                       (67,347)       78,436           11,089
Cash and Cash Equivalents at
Beginning of Year                            78,436             -                -
                                         ------------  ------------   -------------
Cash and Cash Equivalents at
	End of Year                        $   11,089    $   78,436     $     11,089
                                         ===========   ===========    =============
Represented by: Cash                     $   11,089    $   78,436	    $     11,089
                                         ===========   ===========    =============

GLOBAL PACIFIC TELECOM INC.
(formerly Global Pacific Enterprises Inc.)
(A Development Stage Company)

Notes to Consolidated Financial Statements
Years Ended October 31, 2001 and 2000
(Expressed in U.S. Dollars)

1.	Nature of Operations
Global Pacific Telecom Inc. was incorporated in the Province of British Columbia on November 24, 1994 under the name of Global Pacific Enterprises Inc.
On March 7, 2000 the company changed its name to Global Pacific Telecom Inc. to reflect the change in its business plan from real estate development to online education delivery. The company is in the process of obtaining the additional funding necessary to establish training facilities and providing online credit courses to students primarily located in China.

2.	Going Concern
The financial statements have been prepared in accordance with generally accounting principles accepted in the United States of America that are applicable to a going concern, meaning that the company will be able to discharge its liabilities in the normal course of operations.

The company has sustained significant operating losses of $223,229 and $387,205 in the 2001 and
2000 fiscal years. As at October 31, 2001, it has a working capital deficiency of $121,536. These factors together raise substantial doubt about the company's ability to continue as a going concern.
The company's ability to discharge its liabilities is dependent upon the continued support of its shareholders and its ability to generate funds through share issuances.

3.	Accounting Policies
The financial statements have been prepared in accordance with generally accepted accounting principles accepted in the United States of America and reflect the following policies:

a)	Translation of foreign currencies
Monetary assets and liabilities in foreign
currencies are translated into United States
dollars at the prevailing year-end exchange rates.
Revenue and expense items are translated at the
average rates in effect during the month of
transaction.  Resulting exchange gains and losses
on transactions are included in the determination
of earnings for the year.
b)	Financial instruments
The company's financial instruments consist of accounts receivable, accounts payable, directors' fees payable and advances from shareholders. It is management's opinion that the company is not exposed to significant interest rate risk arising from these financial instruments and that their carrying values approximate their fair values.

c)	Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the year reported. Actual results could differ from those estimates.

d)	Principles of consolidation
The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries, ICL Internetwork Consultants Limited,
33Online Communications Inc. and 33Online Ltd. All significant intercompany transactions and balances have been eliminated.

e)	Stock-based compensation
SFAS No. 123, Accounting for Stock-based compensation encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The company has chosen to continue to account for stock-based compensation using the intrinsic value method set out in APB Opinion No.
125, Accounting for Stock Issued to Employees, under which no compensation cost related to stock options has been recognized as the exercise price of each option at the date of grant was considered equal to the value of the underlying common stock.

f)	Goodwill
Goodwill is being amortized over its estimated
useful life of three years.  The useful life is
based on management's best estimate of the future
benefit to be derived from the excess of
consideration paid for the shares of ICL Internet
Consultants Limited over the fair market value of
the net identifiable assets acquired with that
company (Note 11).  However, if the benefit does
not extend beyond the current year, the increase in
loss would be $9,909  (2000 - $19,817).
g)	Income taxes
The company utilizes the asset and liability method for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The company provides a valuation allowance on net deferred tax assets when it is not more likely than not that such assets will be realized.

h)	Impairment of long-lived assets
In accordance with the Statement of Financial
Standards No. 12, the company reviews certain long-lived assets held by it for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Accordingly, the impairment loss is recognized in the period it is determined. The company does not believe that any of its long-lived assets currently should have their carrying amounts reduced in accordance with this policy.

i)	Accounts receivable
The balance shown is net of allowance for doubtful account of $5,039 (2000 - $5,039).

j)	Basic and diluted loss per share
Basic loss per common share is based upon the net loss for the year divided by the weighted average number of common shares outstanding during the year. Diluted loss per common share adjusts for the effect of stock options only in the periods presented in which such effect would have been dilutive. Such effect was not dilutive in any of the years presented.

4.	Capital Assets

                        %              Accumulated        Net Book        Net Book
                       Rate    Cost    Amortization         Value           Value
                       -----   ----    ------------      -----------     ---------
Computer hardware      30   $ 29,994   $   18,151        $  11,843     $   21,263
Furniture and
  Equipment            20      2,434          682            1,752          2,19
Internet and
  web site cost        25    168,491      112,327           56,164       112,327
                            --------    ---------         --------    ----------
                            $200,919   $  131,160        $  69,759     $ 135,781
                            ========   ==========        =========    ==========

Capital assets are amortized over their estimated useful lives on the declining-balance method, except for internet and web site costs which are on the straight-line method, at the annual rates indicated. One-half of the amortization rates are applied to assets acquired during the year except for web site costs.

The useful life of the internet and web site cost was based on management's best estimate of it in its present form given the current technological trends. However, should the web site's useful life not extend beyond the current year, the impact on the loss for the year is an increase of $56,164
(2000 - $112,327).

5.	Advances from Shareholders
	Advances from shareholders are for the
reimbursement of expenses incurred on behalf of the
company by the three principal shareholders and
they bear no interest.  The directors passed a
resolution on December 27, 1998 to reimburse the
shareholders by issuing a total of 1,000,000 Common
shares valued at $0.10 per share.   Those shares
have not yet been issued.

6.	Capital Stock
Authorized 100,000,000 common shares without par value

 Issued

                                      Number           Price
                                      of shares	       per share      Amount
                                      ---------        ---------     ----------
Balance at October 31, 1999	        3,443,667        $    0.10     $  344,367
                                      ---------        ---------     ----------


Issued for
  - cash                                704,000             0.25        176,000
  - cash                                619,000             0.50        309,500
  - cash                                 50,000             1.00         50,000
  - commission paid                           -                -        (46,000)
                                      ---------       ----------    -----------
                                      1,373,000                         489,500
                                      ---------                     -----------
Balance at October 31, 2000           4,816,667                         833,867

Issued for
   - performance (directors' fees)    1,760,000             0.10        176,000
   - purchase of ICL (Note 11)          400,000			0.05		 20,464
   - cash on exercise of stock options  200,000			0.10         20,000

6.	Capital Stock (continued)

   - consulting contract                600,000             0.05         30,000
   - consulting contract                  1,500			0.10	          150
                                      ---------        ---------    -----------
                                      2,961,500                         246,614
                                      ---------                      -----------
Balance at October 31, 2001           7,778,167                     $ 1,080,481

Stock Options
a)	There are outstanding stock options
originally granted on March 6, 1996 that are held by two directors for a total of 400,000 Common shares. The options are exercisable on or before December 31, 2001 at $0.10 per share.

b)	During 2001, additional stock options were
granted to certain directors and officers for services rendered in lieu of cash compensation.
These options allow for the purchase of 261,667
Common shares at $ 0.25 per share and expire on December 31, 2001.

c)	In conjunction with the signing of the Ekodin
joint venture agreement (Note 7 b), stock options were granted to the arm's length individual who introduced the cybercamp project to the company as a finder's fee. The options granted are for 100,000 Common shares of the company at $0.10 per share. However, the options do not become effective until January 10, 2002 and expire on January 10, 2004.

7.	Contingent Liabilities
a)	Prismnet Internet Services
The company is in dispute with its website service
provider, Prismnet Internet Services, with respect
to its monthly maintenance contract.  Management
believes that the work initially agreed to in the
contract were not adequately performed.   Monthly
charges totaling $23,350 under the terms of the contract have not been paid or accrued in these statements.

It is management's opinion that the service provider's claim for amounts owing is without merit. Any settlement of this claim will be reflected as a charge to income in the year that event occurs.

b)	Ekodin Joint Venture
The company entered into a Joint Venture Agreement
on July 10, 2001 with Ekodin, an arm's length
corporation registered in the Province of
Guangdong, China, for the purpose of conducting a
summer camp ("cybercamp") in 2001 at which Chinese
students learn English using the internet resources
of the company.  Under the terms of that agreement,
Ekodin was responsible for the expenses of
establishing and operating the cybercamps and the
company was contributing the use of its training
center license for use during the session.   The
company was also required to advance good faith money of $2,548 to Ekodin of which only $637 has been paid to date.

b)	Ekodin Joint Venture
In return for its participation in the venture, the company was to be entitled to 10% of all gross profit net of applicable taxes from all cybercamps in 2001. If the cybercamps advanced to the stage of revenue-generating within 3 months of the signing of the agreement, Ekodin was to receive
2,000,000 Common shares of the company which are to be free-trading shares once the company is approved by the SEC. Ekodin has reported that the cybercamp did in fact reach the stage of revenue-generating but failed to make any profits.

The 2,000,000 shares have not been issued or recognized as an amount owing in these statements as management is of the opinion that there were material misrepresentations made when the agreement was signed. The company is currently in negotiations with Ekodin with respect to this matter and the possibility of conducting additional cybercamps in 2002.

c)	Ben Choi & eBusiness Solutions Inc.
Concurrent with the acquisition of the shares of ICL (see Note 11), the company entered into a Service Agreement effective August 1, 2000 with the above parties whereby they would provide consulting services for cash and stock consideration. The contract was for a minimum six-month term with the company having the right to cancel or adjust the remuneration amounts under the agreement after that time if there is a failure on the part of the consultants to perform their obligations.

The amounts owing under the contract for the first six months have been reflected in these statements but nothing has been recorded for any subsequent months. Management is of the opinion that the services performed under the agreement were insufficient and that no amounts remain owing even though no formal amendment or cancellation of the agreement has occurred. Under the terms of the original agreement, the company would have been responsible for additional consulting fees totaling $70,000 as at October 31, 2001 and would have a commitment to issue an additional 300,000
Common shares.

8.	Subsequent Events
Subsequent to the year end, the company entered into an Interim Share Exchange Agreement with Pei
Pei English Marketing Co. Ltd. ("PPE"), a company controlled by the Government of Inner Mongolia, China. PPE is in the business of selling English language training tapes to Chinese students in several Chinese cities. The intent of the agreement is for the company to work with PPE and supply its internet resources as well as the resources of Crown College, an accredited North
American college.

	If the company is successful in getting its shares publicly traded and other conditions are met, the parties will enter into a formal agreement whereby the company will acquire a 55% interest in PPE in exchange for Common shares being issued with a
	market value of $1,600,000 and an equivalent amount of warrants enabling PPE to acquire Common shares at a 20% discount to their then market value.

9.	Commitments
a) As at October 31, 2001, the company is committed to issue the following shares as settlement of obligations arising with respect to reimbursement of expenses and services provided:

                                 Number           Price
                                per Share        per Share        Amount
                                ---------        ---------        --------
Reimburse shareholders'
  expenses	                    1,000,000            $0.10	   $   100,000
Officers' 2000 wages              233,333             0.10          23,333
Finder's fee                      100,000             0.10          10,000
Services provided in 2001          95,000             0.10           9,500
Director's 2000 fees               41,667             0.10           4,167
Internet service contract          50,000             0.10           5,000
                                ---------        ---------      ----------
      Total                     1,520,000                     $    152,000
                                =========                       ==========

b) The company has entered into a verbal arrangement with a minority shareholder and director to participate on a 60/40 basis in the the building and operation of a high school in Zhuhai
City in China. The operation of the school requires that the parties have a license from the Board of Education of Zhuhai City, which the other partner claims to have obtained, and that the school building be actually constructed prior to the commencement of operations. Negotiations have been held with respect to the acquisition of land upon which to build the school.

The involvement of the company in this venture and any commitments with respect to it have not been reflected in these statements as no formal written agreement has been entered into. The future viability of the company's involvement in this project is dependent upon the securing of adequate financing in order to meet any obligations arising from it.

10.	Income Taxes
At October 31, 2001 the company had net operating loss carryforwards for Canadian income taxes from the previous four years available to offset future taxable income. The tax benefit of the cumulative loss carryforwards has been offset by a valuation allowance of the same amount.

11.	Acquisition of ICL Internetwork Consultants
Limited ("ICL")
On July 31, 2000 the company acquired 100% of the outstanding shares of ICL which operates a web design, hosting and maintenance business known as "Ecomcities.com". Total cost of the acquisition was $54,570 and the consideration consisted of cash payments totaling $34,106 and the issuance of 400,000 Common shares valued at $20,464.

	The acquisition has been accounted for by the purchase method and the results of operations are included in the company's consolidated financial statements from the date of acquisition. The allocation of the purchase price is as follows:

Goodwill                              $    29,725
Current assets, including cash
   of $1,849                                7,080
Capital assets (computer hardware)         23,429
Net current liabilities                      (548)
Advances from company related to previous
shareholders                               (5,116)
                                      -----------
Total consideration paid              $    54,570

The purchase price paid for ICL was based on the
assumption that the company will be able to operate
as a going concern and will require the assets
owned by ICL as an integral part of its business.
The value assigned to goodwill and capital assets
was based upon management's estimate of the
economic conditions and market for the web based
economy at that time.   It is still management's
opinion that there has been no impairment of the carrying value of those assets.

                Part II

  Information Not Required in Prospectus

Item 24.  Indemnification of Directors and
Officers

The laws of the Province of British Columbia grants to Global Pacific the power to indemnify the officers and directors of Global Pacific, under certain circumstances and under certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Global Pacific and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our bylaws provide as follows:

Global Pacific shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Global Pacific, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Global
Pacific or is or was serving at the request of Global Pacific as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Global Pacific and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Global Pacific and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Global Pacific shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Global Pacific to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Global Pacific or is or was serving at the request of Global Pacific as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Global Pacific; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Global
Pacific unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Global Pacific has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by Global Pacific only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs.
Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Global Pacific in advance of the final disposition of such action, suit, or proceeding as authorized in this Article
VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Global Pacific as authorized in this Article
VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Global
Pacific or who is or was serving at the request of Global Pacific as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Global Pacific would have the power to indemnify him against such liability under the provisions of this Article VII.

Item 25.  Other Expenses of Issuance and
            Distribution

Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses are estimated below.

Registration fee                     $ 1,250.00
Printing expenses                      5,000.00
Accounting fees and expenses           5,000.00
Legal fees and expenses               15,000.00
State securities law fees
   and expenses                        5,000.00
Stock Transfer Escrow Agent Fees       1,500.00
Miscellaneous expenses                 2,000.00
                                      ---------
Total                                $34,750.00
                                     ==========

Item 26.  Recent Sales of Unregistered Securities

During the year ended October 31, 2001, Global
Pacific issued 1,760,000 common shares to directors for services valued at $.10 per common share.

During year ended October 31, 2001, Global Pacific issued 400,000 valued at $.05 per common share in the purchase of ICL Internetwork Consultants
Limited.

During the same period, 200,000 common shares were issued to two directors for cash of $.l0 per common share.

During the year ended October 31, 2001, Global
Pacific issued 601,500 common shares to a non-affiliate for services rendered under a consulting contract for $.10 per common share.

In December 2001, Global Pacific issued 400,000 common shares to two directors upon the exercise of outstanding stock options of $.10 per common share.

Additionally, in December 2001, Global Pacific issued 261,667 common shares to an officer and director upon the exercise of outstanding stock options of $.25 per common share.

All of the above issuances of common shares were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3) Certificate of Incorporation incorporated by reference to Form SB-2 filed October 3, 1995
                     - File No. 33-97698


(3.1)             Bylaws incorporated
                  by reference to Form SB-2 filed October 3, 1995
                     - File No. 33-97698
(4)               Specimen certificate for Common Stock incorporated by
                  reference to Form SB-2 filed October 3, 1995 - File
                  No. 33-97698
(5)               Consent and Opinion of Whaites & King regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the Prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10.1)            Joint Venture agreement with Ekodin dated July 10, 2001
(10.2)            Acquisition Agreement dated July 31,2000 between Global
                    Pacific, ICL Internetwork Consultants Limited, Norman Tse
                    and Kim Tse
(10.3)            Interim Share Exchange Agreement with Pei Pei English
                  Marketing Co., Ltd. dated November 27, 2001
(10.4)            Service Agreeement dated July 31, 2000 between Global
                    Pacific, Ben Choi and eBusiness Solutions, Inc.
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Nordahl Craig Cummings & Gares,
                  Chartered Accountants
(25)              Not Applicable
(26)              Not Applicable
(27)              Not Applicable
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1)   To file, during any period in which
offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section
10(a)(3) of the
Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or
events which, individually or together, represent
a fundamental change in the information in the
registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

              Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia as of the 28th of June 2002.

Global Pacific Telecom, Inc.
By  /s/ Robin Y. Young
    ------------------------
    Robin Y. Young, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

Signature                          Title                    Date
---------                         ------                    -----
/s/ Robin Y. Young
------------------------
Robin Y. Young                 CEO/Director              June 28, 2002
                               CFO/Controller
/s/ Alan Kwong
------------------------
Alan Kwong                   Vice-President/Director     June 28, 2002

/s/ Sanda L. King
------------------------
Sanda L. King                  Secretary/Director        June 28, 2002

/s/ Ben Choi
------------------------
Ben Choi                           Director              June 28, 2002

/s/ Dr. Wah-Chun Chan
------------------------
Dr. Wah-Chun Chan                  Director              June 28, 2002

/s/ Stephan Jones
------------------------
Stephan Jones                      Director              June 28, 2002

/s/ Dr. Xia Li Ming
------------------------
Dr. Xia Li Ming                    Director              June 28, 2002